NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES REPORTS FIRST QUARTER 2021 RESULTS

•$127.5 million in cash and cash equivalents
•$245.6 million in sales
•GAAP diluted EPS of $0.02, including significant tax reserves due to proposed state tax positions ($0.06 per share)
•Free cash flow for the quarter of $11.2 million

Houston, TX – May 7, 2021 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the first quarter ended March 31, 2021. The following are results for the three months ended March 31, 2021, compared to the three months ended March 31, 2020 and December 31, 2020, where appropriate. A reconciliation of the non-GAAP financial measures can be found in the back of this press release.

First Quarter 2021 financial highlights:

•Sales increased 5.6 percent sequentially to $245.6 million, compared to $232.7 million for the fourth quarter of 2020 and decreased 18.4% compared to $301.0 million for the first quarter of 2020.
•Earnings per diluted share for the first quarter was $0.02 based upon 20.0 million diluted shares, compared to $0.31 per share in the first quarter of March 31, 2020, based on 18.6 million diluted shares.
•Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the first quarter of 2021 was $13.9 million compared to $13.6 million for the fourth quarter of 2020 and $18.8 million for the first quarter of 2020.
Post-Quarter highlights:
•Closed acquisition of Carter & Verplanck
•Furthers efforts to diversify DXP end markets and create national water and wastewater platform
David R. Little, Chairman and CEO commented, “Our first quarter results reflect sequential sales growth driven by acquisitions, strong free cash flow and continued efforts to match costs to the demand of our business. We are encouraged by the sequential increases. As we look ahead to the rest of 2021, we remain optimistic that the global and U.S. economy will recover from the impact of the pandemic, in particularly, oil demand and capital projects spending which typically lags most cycles. Thank you to all our customers, vendors and DXPeople for the support and efforts in keeping safety at the forefront. DXP’s first quarter 2021 sales were $245.6 million, or a 5.6 percent increase over the fourth quarter. DXP’s industrial end markets, which is 67 percent of our business (including the recent acquisitions), appears to have found some legs and shows signs of positive upward movement. During the first quarter, sales were $186.4 million for Service Centers, $36.0 million for Supply Chain Services and $23.2 million for Innovative Pumping Solutions.
We continue to anticipate a better fiscal year 2021. As such, we remain focused on improving our ability to serve existing and new customers, continuing to focus on enhancing and improving our operational execution, investing in products and people and strategically aligning DXP for the future."
Kent Yee, CFO commented, "Our first quarter sequential increase of 5.6 percent was great to see in addition to the $11.2 million of free cash flow. We see bright spots as the world attempts to recover from the global pandemic and vaccination efforts increase. As of March 31, 2021, we had $127.5 million in cash and cash equivalents on the balance sheet. Our senior leverage was 2.82:1, well under our covenant of 5.75:1. We continue to execute our acquisition strategy and diversify our end market exposure. We are excited by the tone at DXP and anticipate that this should continue to show in our financial results. We anticipate the second half of the year to be stronger than the first half as momentum builds."

Financial Strength and Liquidity
Net debt, calculated as total long-term debt, net of cash and cash equivalents, on our balance sheet as of March 31, 2021, was down to $201.7 million compared to $212.6 million at December 31, 2020. As of March 31, 2021, DXP has approximately $258.6 million in liquidity, consisting of $127.4 million in cash on hand and approximately $131.2 million in availability under our ABL facility.

We will host a conference call regarding March 31, 2021 first quarter results on the Company’s website (www.dxpe.com) Friday, May 7, 2021 at 10:30 am CST. Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS of the call to register, download and install any necessary audio software. The online archived replay will be available immediately after the conference call at www.dxpe.com.

Non-GAAP Financial Measures
DXP supplements reporting of net income with non-GAAP measurements, including EBITDA, adjusted EBITDA, free cash flow, non-GAAP net income and net debt. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA, free cash flow and non-GAAP net income referred to in this press release are included below under "Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of the Company’s financial covenants under its credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. These forward-looking statements include without limitation those about the Company’s expectations regarding the impact of the COVID-19 pandemic and the impact of low commodity prices of oil and gas; the Company’s business, the Company’s future profitability, cash flow, liquidity, and growth. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, economic risks related to the impact of COVID-19, ability to manage changes and the continued health or availability of management personnel and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Sales	$245,616	$300,983
Cost of sales	174,007	216,998
Gross profit	71,609	83,985
Selling, general and administrative expenses	65,397	73,070
Impairment and other charges	—	—
Operating income	6,212	10,915
Other income	(430)	(834)
Interest expense	5,243	4,377
Income before income taxes	1,399	7,372
Provision for income taxes*	1,271	1,724
Net income	128	5,648
Net loss attributable to NCI**	(212)	(62)
Net income attributable to DXP Enterprises, Inc.	340	5,710
Preferred stock dividend	23	23
Net income attributable to common shareholders	$317	$5,687

Diluted earnings per share attributable to DXP Enterprises, Inc.	$0.02	$0.31

Weighted average common shares and common equivalent shares outstanding	20,026	18,553

*DXP recorded a reserve against its Texas R&D tax credit due to significant proposed amendments to R&D franchise tax credits by the state of Texas that resulted in an unusually high effective tax rate for the period ended March 31, 2021.
**NCI represents non-controlling interest

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Business segment financial highlights:

•Service Centers’ revenue for the first quarter was $186.4 million, a 15.6 percent sequential increase and an increase of 2.1 percent year-over-year with a 11.9 percent operating income margin.
•Innovative Pumping Solutions’ revenue for the first quarter was $23.2 million, a sequential decrease of 34.7 percent and a decrease of 66.8 percent year-over-year with a 4.1 percent operating income margin.
•Supply Chain Services’ revenue for the first quarter was $36.0 million, a 0.5 percent sequential increase and a decrease of 25.6 percent year-over-year with a 6.5 percent operating income margin.

SEGMENT DATA
($ thousands, unaudited)

	Three Months Ended September 30,
Sales	2021	2020
Service Centers	$186,398	$182,585
Innovative Pumping Solutions	23,245	70,021
Supply Chain Services	35,973	48,377
Total DXP Sales	$245,616	$300,983

	Three Months Ended March 31,
Operating Income	2021	2020
Service Centers	$22,116	$16,926
Innovative Pumping Solutions	947	10,428
Supply Chain Services	2,323	3,755
Total segments operating income	$25,386	$31,109

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Reconciliation of Operating Income for Reportable Segments
($ thousands, unaudited)

	Three Months Ended March 31,
	2021	2020
Operating income for reportable segments	$25,386	$31,109
Adjustment for:
Amortization of intangibles	4,146	3,197
Corporate expenses	15,028	16,997
Total operating income	$6,212	$10,915
Interest expense	5,243	4,377
Other income	(430)	(834)
Income before income taxes	$1,399	$7,372

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of EBITDA and adjusted EBITDA, a non-GAAP financial measure, to income before taxes, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended March 31,
	2021	2020
Income before income taxes	1,399	7,372
Plus: interest expense	5,243	4,377
Plus: depreciation and amortization	6,626	6,025
EBITDA	$13,268	$17,774

Plus: NCI loss income before tax*	283	82
Plus: stock compensation expense	380	904
Adjusted EBITDA	$13,931	$18,760

* NCI represents non-controlling interest

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$127,361	$117,353
Restricted cash	91	91
Accounts receivable, net of allowances for doubtful accounts	168,003	163,429
Inventories	103,407	97,071
Costs and estimated profits in excess of billings	14,415	18,459
Prepaid expenses and other current assets	7,534	4,548
Federal income taxes receivable	5,773	5,632
Total current assets	$426,584	$406,583
Property and equipment, net	54,110	56,899
Goodwill	248,499	248,339
Other intangible assets, net of accumulated amortization	76,008	80,088
Operating lease right-of-use assets	59,949	55,188
Other long-term assets	4,332	4,764
Total assets	$869,482	$851,861

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,300	$3,300
Trade accounts payable	81,595	75,744
Accrued wages and benefits	19,179	20,621
Customer advances	3,967	3,688
Billings in excess of costs and estimated profits	5,950	4,061
Current-portion operating lease liabilities	17,590	15,891
Other current liabilities	21,775	20,834
Total current liabilities	$153,356	$144,139
Long-term debt, less unamortized debt issuance costs	316,741	317,139
Long-term operating lease liabilities	41,267	38,010
Other long-term liabilities	2,930	2,930
Deferred income taxes	2,248	1,777
Total long-term liabilities	$363,186	$359,856
Total Liabilities	$516,542	$503,995
Equity:
Total DXP Enterprises, Inc. equity	352,354	347,068
Non-controlling interest	586	798
Total Equity	$352,940	$347,866
Total liabilities and equity	$869,482	$851,861

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of free cash flow, a non-GAAP financial measure, to cash flow from operating activities, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended March 31,
	2021	2020

Net cash from operating activities	$10,552	$(1,612)
Less: purchases of property and equipment	680	3,235
Plus: proceeds from sales of property and equipment	1,297	—
Free cash flow	$11,169	$(4,847)